EXHIBIT 10.19

CONSULTING AGREEMENT

        THIS CONSULTING AGREEMENT (the “Agreement”), is made and entered into on October, __, 1999 by and between GEO PETROLEUM, INC. (hereinafter referred to as “Geo” or as the “Company”) and GERALD T. RAYDON (“Raydon” or “Consultant”) and shall be effective (the “Effective Date”) immediately after the Closing (the “Closing”) of that Stock Purchase and Sale Agreement dated October, 1999, by and between TD & ASSOCIATES, INC. (“ TD”) and GEO.

RECITALS

        The accompanying Stock Purchase and Sale Agreement provides for the purchase by TD of a major shareholding interest in the Company. The parties intend that TD shall elect new management after the Closing, while retaining Geo’s founder as a consultant to assist in an effective transition of the present Company into the Reorganized GEO under new management.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties agree as follows:

1.  Position as Consultant Term

        At the Company’s Board Meaning which is scheduled to be held within 24 hours after the Closing, Raydon shall resign as an executive officer and Chairman of the Board of Geo and this Agreement shall take effect and provide for services assisting the new management in taking control of the Company. Subject to the other terms, conditions and provisions of this Agreement, the Company and Raydon agree that he shall provide those consulting services to the extent and in the manner requested by new management for a period of one year, commencing on the Effective Date.

2.  Compensation and Duties

        2.1.  Annual Compensation

              The Company shall be obligated to pay to Consultant for his services hereunder as requested by the management of the Reorganized Geo, with no obligatory minimum or fixed amount due. The requested services shall be compensated at the rate of $60 per heart payable biweekly, without the benefits payable inner hit aboard employment agreement with the Company.

        2.2.  Incentive Compensation

              As an incentive to Consultant and in consideration for Consultant waiving his monetary claims for loans to Geo which are secured by an interest in the Vaca Tar Sand project in the Oxnard Oil Field and by an interest in Geo’s previously-owned East Los Angeles/Bandini Oil Fields, for waiving any monetary compensation due to him and to Mrs. Raydon pursuant to their Employment Contracts, and for agreeing to provide services hereunder, the Company agrees to pay and reimburse Consultant upon Closing an the amount of 690,000 shares of Geo stock (representing his stock gold poor to April 1, 1999 in order to satisfy a debt incurred on the Company’s behalf). In this connection, Geo adopts and reaffirms its pre-bankruptcy agreement with Consultant to reimburse Consultant for any shares of Geo common stock owned by Consultant and pledged to Prudential Securities Incorporated (“ Prudential 8;) which has been sold or otherwise liquidated by Prudential on and after April 1, 1959 on account of Consultant’s loan from Prudential. Consultant loaned the proceeds of said loan to Geo or September 1, 1997. For every share of common stock so sold by Prudential, Geo shall reimburse Consultant by the issuance to him of one share of the Geo common stock.

        2.3.  Shares Issued to Creditors

              In order to provide to Creditors an incentive to adapt Geo’s Plan, Consultant agrees that 1,390,000 Geo shares owed to him hereby shall be waived by him and instead issued and paid to Creditors part of the Plan. Geo shall issue an additional 510,000 shares to the Creditors out of its unissued shares, making a total of 1,900,000 shares to be issued to Creditors in order to accomplish the Plan. As a result of such issuance, and after the issuance of all other shares provided of hereunder, the Creditors shall own 12.5% of the common stock equity in the Company (1,900,000 shares out of 15,200,000).

        2.4.  In the event the employment of Consultant is terminated by Geo for any reason prior to the end of the said one-year term, with or without cause, all of Consultant’s rights under the said agreement shall be deemed vested and the accrued consideration due to Consultant shall become payable within thirty days.

        2.5.  Services and Duties of Consultant

              A.  No Service as Director

              Consultant will not serve as a Director of the Company.

              B.  Reimbursement for Out-of-Pocket Expenses

              The Company shall monthly reimburse Consultant with respect to all out-of-pocket expenses which were incurred by the Consultant in the course of and/or in the conduct of the company’s business by Consultant, provided Consultant follows and complies with the Company’s reporting and receipts submission procedures.

              C.  Other Benefits

              In addition to the foregoing, Consultant shall also be provided any other benefits or programs involving issuance of stock, stock options, SAR’s, and comparable programs which may, from time to time, be adopted or provided by Geo and otherwise made available by Geo to Consultants of the Company under substantially the same restrictions and limitations, if any, as applicable.

              D.  Relocation

                     Consultant will not be required to relocate his office, but will travel to the offices of the Company or to other places where Geo conducts its business as reasonably required.

        2.6  General Duties of Consultant

              Consultant agrees that he will at all times loyally and conscientiously perform all of the following duties, responsibilities, and obligations:

              A.  Those duties and responsibilities expressly or implicitly contained in the Agreement;

              B.  Those duties and responsibilities customarily incident to or required of such positions, as Consultant may, hold with the Company;

              C.  Subject to the advice and consent of TD’s President or other officer designated by the President, Consultant shall serve as the representative of the Reorganized Debtor (Geo) pursuant to the confirmed Plan of Reorganization for purposes of protecting objections to claims, assisting the Reorganized Debtor as Disbursing Agent under the Plan and performing such other duties as are required by the Reorganized Debtor prior to the entry of a final decree closing the bankruptcy case;

              D.  Such additional duties, responsibilities and obligations and such other service, acts, and things as, from time to time, may be designated by the Board of Directors of Geo, consistent with this agreement;

              E.  Consultant agrees to provide consulting services for the Company not to exceed 100 hours a month.

                     Provided that his activities do not directly conflict or compete with the business of Geo, Consultant may actively engage in other business endeavors or pursuits, including, without limitation, the rendition of any services of a business, commercial, or professional nature to any other person or organization.

3.  Confidentiality and Trade Secrets

        Consultant acknowledges and agrees that Consultant has or will, during the term of employment, have access to proprietary information (“Trade Secrets”) which are owned or developed, compiled, organized, or invented by the Company, the Consultant in the course of his services, or by the Company’s employees. Consultant agrees that he shall not disclose any of the Trade Secrets directly or indirectly, use them in any way which competes or conflicts with, the Company’s business, or claim a proprietary ownership interest therein at anytime, except as required in the performance of Consultant’s duties hereunder.

4.  Termination

        4.1.  Events of Termination

              This Agreement shall terminate immediately upon the occurrence of any of the following events during any extended term beginning after one year from the commencement of this Agreement:

              A.  Whenever the Company and Consultant shall mutually agree in writing to terminate this Agreement.

              B.  Whenever the Company delivers written notice to Consultant terminating the Agreement for “cause” including, among other things, Consultant’s material gross negligence or intentional misconduct under the terms of this Agreement.

              C.  Upon the death of Consultant.

              D.  Upon the permanent incapacity of Consultant because of illness, physical injury, other physical or mortal disability, or any such that it reasonable appears that Consultant will be unable to perform or complete Consultant’s duties and responsibilities under this agreement.

        4.2.  Post-Termination Duties and Obligations

              Upon termination for any of the foregoing Events:

              A.  Consultant or the representative of Consultant’s estate, in the event of the death of the Consultant, shall be entitled to receive that compensation earned by Consultant up to the date of termination.

              B.  The representative of Consultant’s estate, in the event of the death of the Consultant shall deliver to the Company all records, reports, files, schedules lists, and any other property in his possession or under his control belonging to the Company

5.  Company’s Authority

        The Company has the right to adopt and promulgate from time to time Company Policies. Consultant agrees at all times to observe and comply with the Company’s Policies, as stated by the Board of Directors, provided that the same are not in conflict with any term hereof.

6.  Paid Vacation and Sick Leave

        6.1.  Paid Vacation

              Consultant shall not be entitled to a paid vacation each year or sick leave benefits.

7.  Indemnification

        The Company shall indemnify the Consultant and hold him harmless for and with respect to all costs and expenses incurred by Consultant resulting from any acts or decisions made by him in good faith while performing services for the Company within the scope of his position and authority hereunder.

8.  Non-Transferability

        This Agreement is personal to Consultant and the services to be provided by Consultant are personal to and uniquely capable of performance by Consultant. Neither this Agreement nor any right, duties, or obligations hereunder, or interests herein, shall be transferred, assigned, conveyed or delegated, in whole or in part, voluntarily or involuntarily by operation of law or otherwise, except with respect to rights existing under the said Promissory Note and Deed of Trust. Any attempted transfer, assignment or delegation shall be null and cold

9.  Notices

        All notices provided in or permitted pursuant to this Agreement shall be in writing shall be deemed to have been duly go given when delivered or mailed United States certified mail, return receipt requested, postage prepaid, addressed to the Company at their principal office address and to Consultant at Consultant’s residence address. Each party shall promptly provide the other with a notice regarding any change of address.

10.  Validity

        The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.  Construction

        This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party drafting a document. It shall be construed neither for nor against any party, but each provision shall be given reasonable interpretation in accordance with the plain meaning of its terms and the expressed intent of the parties.

12.  Entire Agreement

        This Agreement supersedes all prior agreements between the parties thereto, if any, whether oral or written, with respect to the employment of Consultant by the Company and contains all of the covenants, conditions, and agreements between the parties with respect to the rendition of such services as therein contemplated or to be performed hereunder.

13.  Attorney’s Fees

        In the event of any dispute or disagreement under this Agreement, the prevailing party shall be reimbursed for all costs and expenses, including, without limitation reasonable attorneys’ fees. Such right of reimbursement shall be in addition to any other relief to which that party may be entitled.

14.  Governing Law and Venue

        Thus Agreement will be governed by and construed in accordance with the laws of the State of California. The venue of any and all such actions brought under or pursuant to this Agreement shall be Los Angeles County, California.

        IN WITNESS WHEREOF the parties have executed this Agreement as of the Effective Date.

COMPANY GEO PETROLEUM, Inc.
/s/ Dennis Timpe

Dennis Timpe President

CONSULTANT
/s/ Gerald T. Raydon

Gerald T. Raydon

        The undersigned hereby joins in, ratifies, and confirms the foregoing agreement, and agrees that it shall be deemed executed now to take effect on the Effective Date.

T D & ASSOCIATES, INC.
/s/ Dennis Timpe

Dennis Timpe President

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